EXHIBIT 10.6

Contract No. C08-210121

________________________________________
CONTRACT
________________________________________

MASTER AGREEMENT FOR ENERGY SERVICES

BETWEEN

GULF POWER COMPANY

AND

GLOBAL ENERGY SYSTEMS, INC.

MASTER AGREEMENT FOR CONTRACT SERVICES

THIS MASTER AGREEMENT FOR ENERGY SERVICES (hereinafter referred to as the "Agreement") is entered into by and between Gulf Power Company with a principle office in Pensacola, Florida, (hereinafter referred to as "Corporation"), and GLOBAL ENERGY SYSTEMS, INC.,  a Delaware Corporation, with its principle office at 3348 Peachtree Rd., NE, Tower Place 200, Suite 250, Atlanta, GA  30326 (hereinafter referred to as "Contractor"), and is effective on the date it is executed by the latter of Corporation and Contractor.

WITNESSETH

WHEREAS, Corporation desires for Contractor to perform and provide Corporation with certain services as requested by Corporation and more particularly described hereinbelow; and

WHEREAS, Contractor is willing to perform and provide such services;

NOW, THEREFORE, in consideration of the representations and agreements contained herein, the parties hereby agree as follows:

1.
Scope of Agreement.  This Agreement is applicable to Contractor's performance of certain services at federal facilties within Corporation’s service territory  (hereinafter referred to as the "Services"), as more particularly described in specific task orders issued hereunder in connection with various Corporation projects, as may be requested by Corporation from time-to-time.  This Agreement contemplates the future execution by Contractor and Corporation of one or more task orders issued under this Agreement for the specific Services requested by Corporation.  The manner in which Contractor renders Services under this Agreement shall be within Contractor's control and discretion.  In no event shall this Agreement be deemed to be an agreement for the sale of goods.  Any documentary report or other tangible item furnished by Contractor shall be deemed to be solely for the purpose of communicating information relative to the performance of Services hereunder.  It is understood and agreed that a description of Services shall be included in all task orders issued hereunder and such description shall be taken as indicating the amount of work, its nature, and the outcome desired by Corporation or the particular affiliate issuing the task order, and anything reasonably inferable as being reasonably necessary to complete the Services shall be performed even if not expressly shown in or required by the description of Services.

2.
Term.  Except as otherwise provided herein, the term of this Agreement shall commence on the effective date of this Agreement and shall continue for an initial term of one (1) year and shall be extended automatically for additional one (1) year terms unless terminated by either party by giving the other written notice of termination not less than sixty (60) days prior to the expiration of the initial term or any renewal term.  Unless otherwise stated in a notice of termination, the termination of this Agreement shall not affect the obligations of either party under any then existing Order and each such Order and the terms and conditions of this Agreement shall continue in effect with respect to the Services so ordered until the expiration of the term of each Order or until each Order is terminated pursuant to the provision contained herein entitled "Termination of Orders".

3.
Task Orders.  No Services shall be performed for Corporation by Contractor by virtue of this Agreement alone. Services must be requested hereunder through issuance of a valid Corporation Task Order, (Order). Each Order shall reference the Corporation contract number assigned to this Agreement and shall include the following minimum information:

a.	The Order number and the date of the Order;
b.	A description of the project, specifications and the Services involved;
c.	A copy of the Prime Contract, with price redacted
d.	If applicable, the Contractor staff member assigned to perform the Services;
e.	The milestone schedule or dates for the commencement and completion of Services;
f.	The Contractor compensation and skill level;

2 of 12

g.	The Corporation and Contractor Project Coordinators;
h.	The total billing limit for the Order, and
i.	Any special terms and conditions agreed upon by the parties with respect to the Order.

Within ten (10) business days after Contractor's receipt of an Order, Contractor shall accept the Order in writing and return a legible copy of the accepted Order to Corporation. Notwithstanding anything to the contrary in the foregoing, if an Order fails to provide all required ordering information or incorrectly states prices or other material information relative to the Order or is otherwise unacceptable to Contractor, Contractor may reject the Order by promptly submitting written notice of rejection to Corporation stating in detail the reasons for rejection and the modifications necessary to make the Order acceptable to Contractor. Contractor shall make no changes, amendments, modifications, additions or deletions to an Order without the prior written consent of Corporation. Acceptance of an Order shall bind Contractor to honor dates, amounts and other ordering information shown on the Order, including supplemental provisions contained therein. The effective date of an Order shall be the date on which Corporation receives an accepted copy of the Order without modification or amendment. Each Order issued under this Agreement shall be deemed to be a separate and independent agreement between Corporation and Contractor which incorporates by reference all of the terms and conditions of this Agreement.

4.
Project Coordinators.  Contractor and Corporation shall designate in each Order issued hereunder a Project Coordinator who shall be responsible for administering the Order for each respective party and for coordinating all activities relating to the performance of Services thereunder. Each party may change its Project Coordinator designated in an Order by giving ten (10) days prior written notice of its new Project Coordinator to the other party.

5.
Changes.  Corporation may, at any time without notice to the sureties, by written change order, may make any change in the Services within the scope of Services pursuant to an Order issued under this Agreement, including but not limited to changes in: (i) the method or manner of performance of the Services; (ii) specifications for the Services; (iii) Corporation furnished facilities, equipment, materials, services, or site; or (iv) directing acceleration in the performance of the Services.  If any change under this clause causes an increase or decrease in Contractor's cost of, or time required for, the performance of any part of the Services under an Order, an equitable adjustment shall be made in the Order price or completion date, or both, and the Order shall be modified in writing accordingly.  Any such claim by Contractor for equitable adjustment under this clause must be presented in writing, setting forth the general nature and monetary extent of such claim within thirty (30) calendar days from the date of receipt by Contractor of the notification of change or such claim shall forever by waived as to such change.

6.
Performance Standards.  In selecting employees to undertake the Services under this Agreement, Contractor shall select only those persons who are qualified by the necessary education, training and experience to provide high quality performance of the particular Services for which each such employee is responsible.  Contractor shall accomplish all Services in a professional manner and to the reasonable satisfaction of Corporation.  Contractor's personnel shall exercise that degree of skill and care required by the highest level of accepted professional standards in Contractor's field.

7.
Drawings and Specifications.  It is the intent of Corporation to have all drawings and specifications for the Services and Project Materials to comply with all applicable statutes, regulations, and ordinances.  If Contractor discovers any discrepancy or conflict between the drawings and specifications and applicable legal requirements, Contractor shall report the problem in writing to designated Corporation or affiliate Project Coordinator.

8.
Inspection of Services.  Corporation has the right, at all reasonable times, to inspect or otherwise evaluate the Services performed or being performed hereunder and the project site.  If any inspection, or evaluation is made by Corporation on the premises of Contractor or a subcontractor, Contractor shall provide and shall require his subcontractors to provide all reasonable facilities and assistance for the safety and convenience of Corporation in the performance of their duties.  All inspections and evaluations shall be performed in such a manner as will not unduly delay the Services.  Any such inspections or evaluations do not constitute acceptance of the Services nor waive any rights of Corporation under this Agreement.

3 of 12

9.
Acceptance of Services and Project Materials.  The Contractor shall complete the work specified in the contract, or a portion of the work, and shall request an inspection by Corporation.  Corporation shall respond to a request for inspection within fourteen (14) calendar days.  If any discrepancies or “punch list” items are identified, the items shall be described in writing.  If Corporation indicates acceptance, takes possession of the equipment, uses the equipment for beneficial use, or occupies the work area for beneficial use at this time, this shall be construed as acceptance of the work that is completed, with the items on the punch list representing work that is not accepted.  The Contractor shall complete or correct all items on the punch list in a timely manner and shall present Corporation with documentation indicating completion. An authorized Corporation representative shall then indicate final acceptance within fourteen (14) calendar days after completion of the punch list items through signature of an acceptance letter.  If Corporation fails to accept or reject the completed punch list items within fourteen (14) calendar days after written notice from the Contractor indicating completion, then the Corporation shall be deemed to have accepted the work.

10.
Compensation and Payment.  For satisfactory performance of any Services requested in an Order, Corporation shall pay Contractor the compensation stated in the Order, in accordance with the payment schedule set-forth in such Order; provided, however, that such compensation rates stated in an Order shall not exceed the lowest rates charged by Contractor to any of its commercial customers for the performance of similar services.  The compensation payable to Contractor for the performance of Services under an Order shall be invoiced to Corporation, not later than the month following the month in which the Services were performed. Any other charges or amounts payable to Contractor under an Order shall be invoiced to Corporation not later than the month following the month in which the charges or amounts accrued.  All invoices shall reference the Corporation contract number assigned to this Agreement and the applicable Order number and shall be delivered to the Corporation Project Coordinator.  Unless otherwise specified in an Order, payment terms shall be Net 30 Days of receipt by Corporation of an invoice from the Contractor.  Any terms and conditions included in an invoice shall be deemed to be solely for the convenience of Contractor and no such term or condition shall be binding upon Corporation and no action by Corporation, including without limitation the payment of any invoice in whole or in part, shall be construed as binding or estopping Corporation with respect to any such term or condition unless the invoice term or condition has been agreed to by Corporation in, and is binding upon Corporation with respect to such invoice by virtue of, this Agreement or a binding amendment hereto.  It is understood and agreed that Contractor shall be responsible for and shall pay all state and local taxes applicable to the performance of Services hereunder and Contractor shall indemnify and hold harmless Corporation for failure to pay any such taxes.

11.
Accounting Records.  Contractor shall keep full, clear and accurate records in accordance with recognized accounting practices with respect to all amounts invoiced by and payments made to Contractor under this Agreement.  Corporation shall have the right through its auditing representatives to make an examination and audit, during normal business hours and not more frequently than annually, of all such records and such other records and accounts as under recognized accounting practices may contain information bearing upon the prices, charges and amounts payable hereunder.  Prompt adjustment shall be made by the proper party to compensate for any errors or omissions disclosed by such examination or audit.  Neither the right to examine and audit nor the right to receive such adjustment shall be affected by any statement to the contrary appearing on checks or otherwise, unless such statement appears in a written amendment expressly waiving such right.  Contractor shall maintain such records throughout the performance of its obligations under this Agreement and for not less than three (3) years after the date of each such invoice and payment.

12.
No Additional Charges.  Corporation shall not be liable for any charges or expenses other than those charges and expenses expressly authorized in an Order.  Unless Contractor receives a written change order from Corporation, the charges or expenses for Services under an Order after the total billing limit stated in the Order is reached or after termination of the Order, whichever occurs first, shall not be invoiced to Corporation.

4 of 12

13.
Warranty.  Contractor represents and warrants that all Services performed hereunder shall be performed in a good, professional, workmanlike and competent manner, in conformity with the specifications set forth in the Order and the highest applicable professional standards. Contractor warrants and represents that Contractor is a registered contractor in the state(s) where the Services will be performed hereunder, as evidenced by the Contractor’s Tax Identification number set forth in the signature page of this Agreement.  Contractor further warrants and represents that it shall promptly correct, without expense to Corporation, all Services, which are not completed to the reasonable satisfaction of Corporation.  Contractor shall make such corrections of defective Services upon written notice thereof anytime such defects appear within one (1) year of Corporation’ acceptance of the Services performed pursuant to any Order issued hereunder. Contractor also warrants and represents that all materials produced hereunder will be of original development by Contractor, will be specifically developed for the fulfillment of this Agreement and will not infringe upon or violate any patent, copyright, trade secret or other proprietary right of any third party.

14.
Limitation of Liability.  Except for the warranty provided in section 13 herein and the warranty in the Prime Contract, Corporation expressly agrees that Contractor makes no other warranties in connection with the sale and installation of equipment and materials provided hereunder whether express or implied, in law or in communication between Contractor and Corporation.  Contractor specifically disclaims any implied warranties of merchantability or fitness for a particular purpose. Except for third party injury (including death) and third party property damage, Contractor and Corporation shall not be liable to each other for loss profits or any special, indirect, incidental, consequential, or punitive damages, however caused, on any theory of liability.

15.
Independent Contractor.  Contractor shall be deemed to be an independent contractor in the performance of this Agreement and shall not be considered or permitted to be an agent, servant, joint venturer or partner of Corporation, its parent or affiliates.  All persons furnished, used, retained or hired by or on behalf of Contractor shall be considered to be solely the employees of Contractor, and Contractor at all times shall maintain such supervision and control over its employees as is necessary to preserve its independent contractor status.  Contractor shall be responsible for payment of any and all unemployment, social security, withholding, and other payroll taxes for its employees, as applicable, including any related assessments or contributions required by law.

16.
Non-Exclusive Agreement.  Under no circumstances shall this Agreement be construed or interpreted as an exclusive dealing agreement.  Corporation and Contractor are free at any time to contract for similar services with any other party, or to perform such services itself.

17.
Contractor Personnel.  Contractor warrants and represents that Contractor: (i) has conducted a pre-employment criminal background check and drug screening test on all personnel used by Contractor in the performance of Services hereunder; and (ii) shall not use any Contractor personnel to perform Services hereunder who have been convicted of a felony and/or failed Contractor’s pre-employment drug screening test.  Contractor hereby agrees to indemnify and hold harmless Corporation, its parent and affiliates from and against any claim, loss, damage, and expense, including attorney fees, arising out of a breach of the foregoing warranties.  Corporation shall have the right to reject any of Contractor's personnel whose qualifications in Corporation’ good faith and reasonable judgment do not meet the standards Corporation deems necessary for the performance of the requested Services.

18.
Favored Nation Provisions.  During the term of this Agreement, Contractor represents and warrants to Corporation that the rates, terms and benefits applicable to each Order issued hereunder shall be as favorable to Corporation as the rates, terms and benefits that are being and will be offered by Contractor to any of its other customers with respect to the performance of similar services.  If during the term of this Agreement Contractor shall enter into an arrangement with any other customer providing more favorable rates, terms or benefits, any Order issued hereunder shall be deemed amended to provide the more favorable rates, terms or benefits to Corporation; provided, however, that Corporation shall have the right to decline to accept any such change, then the automatic amendment of the Order shall be deemed to be null and void.

19.
Site Rules and Regulations.  Contractor shall use its best efforts to ensure that its employees and subcontractors comply with all site rules and regulations while on the premises of Corporation and its affiliates or clients.

5 of 12

20.
No Minimum Commitment.  This Agreement does not obligate Corporation to request any Services whatsoever from Contractor.  In addition, unless clearly indicated otherwise in an Order, Corporation is not required to request Contractor to perform any minimum amount of services under an Order, and Contractor shall be compensated only for such Services as Contractor actually performs pursuant to Orders issued hereunder by Corporation.

21.	LIABILITY –
a.           Indemnity:  In consideration for 1% of all sums paid by Corporation to Contractor, Contractor hereby agrees to indemnify, defend and hold Corporation and its officers, directors, agents, servants and employees harmless from any and all claims, damages, costs (including attorneys’ fees and court costs), suits or actions of any character for damages to persons and/or property arising out of, related to, or in any way associated or connected with (1) the performance of any work covered by this Agreement by Contractor or any of its contractors, subcontractors, sub-subcontractors, material men, or agents of any tier or their respective employees, in whatever manner, whether or not caused by or resulting from the joint, concurrent, comparative, and/or contributory negligence of Corporation, and (2) any wrongful or negligent act, omission, misconduct, or violation of employment laws by Contractor or by any agent, servant, employee, contractor, subcontractor, sub-subcontractor, or material man of Contractor.   Notwithstanding the foregoing, Contractor shall not be obligated to indemnify Corporation for any claim of, or damages resulting from or to the extent caused by, the negligent, grossly negligent or willful, wanton or intentional misconduct of Corporation or Corporation’s officers, directors, agents or employees, or for statutory violation(s) or punitive damages except and to the extent the statutory violation(s) or punitive damages are caused by or result from the acts or omissions of Contractor or any of Contractor’s contractors, subcontractors, sub-subcontractors, material men, or agents of any tier or their respective employees.

b.           Monetary Limitation on Extent of Indemnification:  The limit of Contractor’s obligations to Corporation as set forth in subsection a. (above) per occurrence shall be the lesser of (a) $1 million, or (b) the monetary value of any damages to persons and/or property plus those attorneys’ fees and court costs incurred by Corporation in any claim, suit or action relating to such occurrence.  Contractor understands, agrees and acknowledges that the monetary value of any damages to persons and/or property for which it is responsible as set forth in subsection a. (above) and this subsection b. bears a reasonable commercial relationship to the consideration paid by Corporation to Contractor for work performed pursuant to this Agreement.   As used herein, the term “monetary value” shall be defined as the value assigned by the trier of fact in any suit or action of any character (including, if applicable, any arbitration proceeding) for damages to persons and/or property.   To the extent that any project specifications and/or bid documents are applicable to the scope of Contractor’s work under this Agreement, the terms of this Section 21 (including subsections a. through c.) are hereby incorporated into such specifications and/or bid documents.

c.           Waiver of Worker’s Compensation Defense:  In the event of any suit, claim or action of any character (including without limitation any action for indemnity and/or contribution) by Corporation against Contractor for or in any way relating to injuries to Contractor’s employees, Contractor hereby agrees to waive any defense and/or claim of worker’s compensation immunity or any other immunity defense as provided in Chapter 440, Florida Statutes.  Contractor understands, agrees and acknowledges that the waiver described in this section c. includes a waiver of any defense to any action by Corporation for contribution against Contractor in which Contractor would or could otherwise assert that there is no common liability between Corporation and Contractor for injuries to Contractor’s employees.  The term “employees” as used herein includes but is not limited to any and all leased employees, temporary employees and/or independent contractors.

22.
INSURANCE - Contractor shall procure and maintain during the entire term of any active Purchase Order Contract which incorporates this Agreement, at its expense, with insurance companies reasonably acceptable to Corporation, policies of insurance providing the coverage set forth below.  Before work is begun, Contractor will furnish as evidence of such insurance a certificate setting out the insurance coverages in effect.  Such certificate will include a provision requiring thirty days prior notice to Corporation of any cancellation, non-renewal, or material change in the policies in effect.

6 of 12

a.    Property of Contractor: Contractor shall be responsible for, and bear the risk of loss of, and cost of any insurance on, any property of Contractor's, or any property for which Contractor is responsible, wherever located.  Exception to this will be only that property specifically enumerated in this or other agreements.

b.    Commercial General Liability Insurance (or its equivalent): Contractor shall provide insurance covering itself and its subcontractors, if any, for claims and damages arising out of the work to be performed under this Agreement for:

Personal injury, including death, and damage to property belonging to others, in an amount not less than $1,000,000 each occurrence.  Such insurance will include coverage of contractual liability and completed operations.

c.    Automobile Insurance: Contractor shall provide insurance coverage liability arising from the use of any owned, hired, or non-owned automobile or other automotive equipment with limits of $1,000,000 per combined single limit for personal injury and property damage liability.

d.    Worker's Compensation Insurance: Contractor shall provide insurance covering the legal liability under any state or federal laws covering the personal injury, including death, to its employees and employees of its subcontractors engaged in this work.  This will include coverage of employer's liability to a limit of $100,000 per person and will be endorsed to waive any right of subrogation against Corporation, the Southern Company, and its subsidiaries.

e.    Longshoreman Insurance:  Contractor shall carry USL&H (US longshore and harborworkers) coverage when the scope of work includes work on or near loading docks with limits of $1,000,000.

f.    Insurance coverage provided by Contractor will include a waiver of subrogation in favor of Corporation and its affiliates.

It is understood and agreed that the provisions requiring Contractor to carry insurance will not be construed in any manner as waiving or restricting liability for any obligation imposed under this Agreement.

23.
Intellectual Property Indemnification.  Contractor agrees that in performing Services under this Agreement that it will not use any process, program, design, device, or material which infringes on any United States patent, copyright, trade secret or other proprietary right.  Contractor agrees to indemnify, hold harmless and defend Corporation, its parent and affiliates, at Contractor's expense, against any suit or proceeding brought against Corporation, its parent or affiliates for patent, copyright, trade secret or other proprietary right infringement arising out of Contractor's Services under this Agreement.  Corporation shall promptly notify Contractor of any such suit or proceeding and shall assist Contractor in defending the action by providing any necessary information.

24.
Suspension of Services.  Corporation reserves the right to suspend and reinstate execution of the whole or any part of the Services without invalidating the provisions of this Agreement.  Orders for suspension or reinstatement of Services will be issued by Corporation to Contractor in writing. The time for completion of the Services will be extended for a period equal to the time lost by reason of the suspension, and Contractor will receive compensation for extra reasonable costs incurred by reason of the suspension.

7 of 12

25.
Proprietary Information.  "Confidential Information" shall mean that valuable confidential and proprietary information, in oral or written form, that is not generally known by or available to Corporation’ or the Contractor’s and/or either of its affiliates competitors but is generally known only to Corporation or the Contractor, either of its affiliates and those of either of its employees, independent contractors, clients or agents to whom such information must be confided for internal business purposes, and is identified by the disclosing party as Confidential Information. "Trade Secrets" means information (including, but not limited to, confidential business information, technical or non-technical data, software, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers, and the terms of this Agreement that: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets shall not include information that (i) has become generally known by or available to the public or either party and either of its affiliates competitors through no wrongful act or omission of the other party; (ii) has been furnished to either Corporation or the Contractor by a party other than Corporation or the Contractor or either of its affiliates; (iii) has been disclosed by Corporation or the Contractor or either its affiliates on a non-confidential basis, or has not been consistently treated by Corporation or the Contractor and either its affiliates as proprietary and confidential; or (iv) has been developed independently by Corporation or the Contractor.

26.
Handling of Proprietary Information.  Each party acknowledges and agrees that Corporation’ and the Contractor’s and either of its affiliates Trade Secrets and Confidential Information represent a substantial investment by Corporation and the Contractor, its parent and affiliates.  Each party agrees to use any Confidential Information and Trade Secrets disclosed hereunder to the other party, solely for the purpose of performing its obligations under this Agreement and any Order issued hereunder. Each party is authorized to disclose such information only to its employees performing Services under an Order who have a need to know consistent with the purpose of this Agreement. Each party further acknowledges and agrees that any disclosure or use of any of Corporation’ or the Contractor’s or either of its affiliates Trade Secrets or Confidential Information by the non-disclosing party, except as otherwise authorized herein, would be wrongful and could cause immediate and irreparable injury to the disclosing party and its affiliates.  Except as permitted under this Agreement, neither party nor any of either of its employees or other personnel or agents shall, without the express prior written consent of the disclosing party or its affiliates, redistribute, market, publish, disclose or divulge to any other person, firm or corporation, or use or modify for use, directly or indirectly in any way for anyone: (i) any of the disclosing party’s or affiliate Confidential Information during the term of this Agreement and for a period of two (2) years after the termination of this Agreement or, if later, any other agreement between Corporation, its affiliates and Contractor involving the Confidential Information; and (ii) any of the disclosing party’s Trade Secrets at any time during which such information shall constitute a Trade Secret.  Corporation and the Contractor agree to exercise best efforts to ensure the continued confidentiality and exclusive ownership by the disclosing party or its affiliates of the Trade Secrets, Confidential Information and all other proprietary information known, disclosed or made available to the other party or any of its employees or other personnel or agents, as a result of this Agreement.  Corporation and the Contractor further agree to notify the other party and its affiliates immediately of any unauthorized disclosure or use of any of the disclosing party’s or affiliates’ Trade Secrets or Confidential Information by the non-disclosing party or their respective personnel or agents of which the non-disclosing party becomes aware. The terms and covenants of this section shall survive any expiration or termination of this Agreement. Corporation and the Contractor recognize that the unauthorized use or disclosure of the Confidential Information or Trade Secrets may give rise to irreparable injury to Corporation or the Contractor and either of its affiliates, inadequately compensable in damages, and that Corporation or the Contractor and either or its affiliates shall be entitled to obtain injunctive relief against the breach or threatened breach of the other party’s obligations under this Agreement, in addition to any other legal remedies available to Corporation or the Contractor and either of its affiliates.  Corporation and the Contractor agree not to disclose to the other party and its affiliates any knowledge, information, inventions, discoveries and ideas which the party possesses under an obligation of secrecy to a third party and Corporation and the Contractor warrant and represent that each will not violate any terms and conditions of any third party license agreements.  Furthermore, Corporation and the Contractor agree to sign and to have each of its respective employees who perform Services hereunder to sign, that one specific standard form consultant employees non-disclosure agreement.

27.
Permits and Licenses.  Contractor shall comply with federal, state, and local statutes, regulations and public ordinances of any nature governing the Services, including without limitation, those statutes specifically referred to in this Article.  In addition, Contractor, at its expense, shall obtain any and all licenses and permits required for the Services.  Contractor shall indemnify, hold harmless and defend Corporation, its parent and affiliates from any liability, fines, damages, costs, or expenses arising from Contractor's failure to comply with this Section.

8 of 12

28.
Termination of Orders.  Any Order may be terminated for any reason whatsoever, with or without cause, with five (5) days prior written notice by Corporation upon written notice to Contractor.  If an Order is terminated pursuant to this provision, then the Services being performed under the Order shall be discontinued as provided in the notice of termination and Corporation shall pay for all services performed prior to the date of such termination, in accordance with such notice. Contractors’ rights against Corporation with respect to Termination of Orders shall mirror Corporation’ rights against Government with respect to Termination of Orders as set forth in FAR 52.249-2 and FAR 52.249-10.

29.
Publicity.  Contractor shall submit to Corporation all advertising, sales promotion and other publicity matter relating to this Agreement wherein Corporation name or the name of its parent or of any of its affiliates is mentioned, and Contractor shall not publish or use such advertising, sales promotion or publicity matter without the prior written consent of Corporation.

30.
Ownership of Project Materials.  Contractor agrees that all materials, documents, reports, software, source code, intellectual property, patentable and unpatentable inventions, discoveries, know-how and ideas (hereinafter referred to as the "Project Materials") which are made or conceived as a direct or indirect result of the Services performed hereunder by Contractor shall be specially ordered and commissioned by Corporation hereunder as "works made for hire" under the United States copyright laws (17 U.S.C. § 101 et seq.) and shall be the exclusive property of Corporation and Contractor shall have no ownership interest therein.  Contractor hereby unconditionally and irrevocably transfers and assigns to Corporation, and Contractor shall cause all subcontractors and others it retains to irrevocably transfer and assign to Corporation, all right, title and interest in or to any discoveries, ideas, including, without limitation, all patents, copyrights, trade secrets, moral rights, trademarks, service marks and any other intellectual property rights therein. Promptly upon conception and completion of the Services, Contractor agrees to deliver the Project Materials to Corporation and Corporation shall have full power and authority to file and prosecute patent applications thereon and maintain patents thereon.  Upon Corporation’ request, Contractor agrees to execute documents, including but not limited to copyright assignment documents, and to perform such acts as may be deemed necessary or advisable to confirm in Corporation all right, title and interest in and to such Project Materials, and all patent applications, patents and copyrights thereon, and to enable and assist Corporation in procuring, maintaining, enforcing, and defending patents, petty patents, copyrights, and other applicable statutory protection on any such Project Materials which may be patentable or copyrightable.  Contractor agrees to enter into any and all necessary arrangements with its employees or subcontractors who perform the Services hereunder and to take any and all other necessary measures to affect such ownership in Corporation.

31.
Federal Laws and Regulations.  Contractor shall comply with federal, state, and local statutes, regulations and public ordinances of any nature governing the Services, including without limitation, those statutes specifically referred to in this Article.  In addition, Contractor, at its expense, shall obtain any and all licenses and permits required for the Services.  Contractor represents and warrants that it is in full compliance with all applicable provisions of the following statutes, executive orders, and regulations: E.O.11246, 41 CFR §60-1.4; the Rehabilitation Act of 1973, 41 CFR §60-741.4; the Vietnam Era Veterans Readjustment Act of 1974, 41 CFR §250.4; Public Law 95-507, 5 U.S.C. §637(d), as amended; E.O. 11141, and the Age Discrimination Act, as amended. Contractor shall indemnify and defend Corporation from any liability, fines, damages, costs, or expenses arising from Contractor's failure to comply with this Section.

32.
Time of the Essence.  Time is of the essence of this Agreement.  The acceptance of late performance with or without objection or reservation by Corporation shall not waive any rights of Corporation nor constitute a waiver of the requirement of timely performance of any obligations remaining to be performed.

33.
Default.  If either party to this Agreement shall default in the performance of its obligations hereunder and such default continues for a period of thirty (30) days after written notice thereof to the defaulting party from the other party, the other party may exercise any right or remedy that may be available at law or in equity.  Each party shall in all events be required to mitigate its damages.

9 of 12

34.
Force Majeure.  Neither party shall be deemed to be in default of any provision of this Agreement or liable for failures in performance resulting from acts or events beyond the reasonable control of such party.  Such acts shall include but not be limited to acts of God, civil or military authority, civil disturbance, war, strikes, fires, other catastrophes, or other 'force majeure' events beyond a party's reasonable control.  Provided, however, that this provision shall not preclude Corporation from terminating this Agreement or any Order as permitted hereunder, regardless of any 'force majeure' event occurring to Contractor.

35.
Rights Upon Orderly Termination.  Except as otherwise provided herein, upon termination of an Order each party shall forthwith return to the other all papers, materials and property of the other held by such party in connection with the Order.  Each party shall assist the other in orderly termination of each Order and the transfer of all aspects thereof, tangible and intangible, as may be necessary for the orderly, non-disrupted business continuation of each party.

36.
Bonds.  If required by the Customer or Corporation and included in the applicable executed Order, the Contractor shall furnish bonds covering the faithful performance of the Services of any Order for construction executed hereunder and the payment of all obligations arising thereunder in the amount equal to those of the Order.  Such payment and performance bonds shall only be in effect for the construction of energy conservation measures and shall be released upon Final Acceptance of construction.  The Contractor shall deliver the required bonds, using an AIA bond form, to Corporation no later than the date of commencement of construction at the Customer site.

37.
Assignment and Subcontracting.  Neither party shall assign or otherwise transfer any of its rights or obligations under this Agreement without the express prior written consent of opposite party. Any assignment or transfer in violation of this provision shall be deemed null and void. However; this provision shall not be construed to prohibit Contractor from utilizing qualified subcontractors to perform a portion of its obligations hereunder; provided, however, Contractor shall remain solely responsible to Corporation for the performance, non-performance, and payment, of its subcontractors. Contractor agrees to provide Corporation with a list of possible subcontractors, and further agrees to remove from such list, and shall not utilize any subcontractors to which Corporation communicates its reasonable objections.

38.	Subsequent Changes in Agreement. This Agreement may be modified only by an amendment executed in writing by a duly authorized representative for each party.

39.
Survival of Representation.  The provisions of this Agreement that by their sense and context are intended to survive the performance thereof by either or both parties shall so survive the completion of performance and termination of this Agreement.

40.
Partial Invalidity.  If any provision of this Agreement is found to be unenforceable then, notwithstanding such unenforceability, this Agreement shall remain in effect and there shall be substituted for such unenforceable provision a like but enforceable provision which most nearly affects the intention of the parties.  If a like but enforceable provision cannot be substituted, the unenforceable provision shall be deemed to be deleted and the remaining provisions shall continue in effect, provided that the performance, rights and obligations of the parties hereunder are not materially adversely affected by such deletion.

41.
Waiver of Benefits.  In connection with the Services performed hereunder by Contractor, it is understood and agreed that Contractor will not receive any employee, retirement, or welfare benefits including, but not limited to, the benefits provided by The Southern Company Employee Stock Ownership Plan; The Southern Company Employee Savings Plan; Pension Plan for Corporation Employees; Corporation Group Health Plan; Group Life Insurance Plan for Corporation and Associated or Affiliated Companies; Corporation Long-term Disability Plan; Accident and Sickness Plan for Employees of Corporation; Accidental Death or Dismemberment Insurance Plan for the Employees of Corporation et al; The Southern Company Flexible Benefits Plan; The Southern Company Dependent Life Insurance Plan; Business Travel Accident Insurance Plan for the Employees of Corporation and Affiliated or Associated Companies; severance pay plans; early out; early retirement; or any other health, welfare, vacation, or holiday plans of Corporation, its parents or affiliates.  Contractor understands and agrees that Contractor is not entitled to any of the benefits as stated above and Contractor hereby waive any rights or claims related thereto.

10 of 12

42.
Non-Waiver.  No provision of this Agreement shall be deemed to be waived and no breach shall be deemed to be excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented.  No consent by either party to, or waiver of, a breach by the other, whether express or implied, shall constitute a consent to, waiver of, or excuse for any different or subsequent breach.

43.	Order of Precedence. If any conflict or inconsistency between the provisions of this Agreement and the provisions of an Order, the provisions of the Order shall prevail.

44.
Notices.  All notices given hereunder shall be in writing and deemed duly given upon personal delivery or on the third business day following the date on which each such notice is deposited postage prepaid in the U.S. Mail, registered or certified, return receipt requested.  All notices shall be delivered or sent to the other party at the address shown below or at any other address as the party may designate by ten (10) calendar days prior written notice given in accordance with this provision.

If to Contractor:	If to Corporation:
Global Energy Systems, Inc.	Gulf Power Company
3348 Peachtree Rd., NE	One Energy Place
Tower Place 200, Suite 250	Pensacola, Fl 32520-0061
Atlanta, GA 30326	Attention: Scott Hutto
Attention: Frank J. Pucciano

45.	Governing Law. This Agreement and any Order executed hereunder shall be governed by, subject to, and construed in all respects in accordance with the laws of the State of Florida.

46.
Duplicate Originals.  Duplicate originals of this Agreement shall be executed, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.  In proving this Agreement it shall not be necessary to produce for more than one (1) such original.

47.
Entire Agreement.  This Agreement contains the entire agreement of the parties and there are no oral or written representations, understandings or agreements between the parties respecting the subject matter hereof that are not fully expressed herein.

48.	Conflicts of Interest.

a.           Conflicts of interest relating to this Agreement are strictly prohibited.  Except as otherwise expressly provided herein, no party nor any director, employee or agent of any party shall give to or receive from any director, employee or agent of any other party any gift, entertainment or other favor of significant value, or any commission, fee or rebate in connection with this Agreement. Likewise, no party nor any director, employee or agent of any party, shall without prior notification thereof to all parties enter into any business relationship with any director, employee or agent of another party or of any Affiliate of another party, unless such person is acting for and on behalf of the other party or any such Affiliate. A party shall promptly notify the other parties of any violation of this section and any consideration received as a result of such violation shall be paid over or credited to the party against whom it was charged.  Any representative of any party, authorized by that party, may audit the records of the other parties related to this Agreement, including the expense records of the party's employees involved in this Agreement, upon reasonable notice and during regular business hours, for the sole purpose of determining whether there has been compliance with this Section.

11 of 12

b.           The Contractor warrants that it or its subcontractors of any tier have not transferred and shall not transfer anything of value to any employee, agent or other representative of Corporation, where such transfer is or was made with the understanding, or under circumstances indicating that it was in any way intended to obtain favorable treatment in securing an Order; to obtain concessions in performing the Services; or to pay for such business secured or concessions obtained in the past.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its respective duly authorized representative on the dates entered below.

Global Energy Systems, Inc.		Gulf Power Company
("Contractor")		("Corporation")

By:	/s/ David R. Ames	By:	/s/ P. Bernard Jacob
(Signature)			(Signature)

David R. Ames		P. Bernard Jacob
(Name typed or printed)		(Name typed or printed)

Title:	President / CEO	Title:	Vice President

Date:	September 2, 2008	Date:	September 18, 2008

Attested: (Gulf)

		By:	/s/ Terry A. Davis

Terry A. Davis
(Name typed or printed)

		Title:	Asst. Secretary

		Date:	September 19, 2008

12 of 12